  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1997

                                                      REGISTRATION NO. 33-90272
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                    POST-EFFECTIVE AMENDMENT NO. 2[X]
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------
                       NORTHBROOK LIFE INSURANCE COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
                 ILLINOIS                                 6311
       (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL
    OF INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)
                                  36-3001527
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                               ----------------

                               3100 SANDERS ROAD
                          NORTHBROOK, ILLINOIS 60062
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

                               ----------------
                          MICHAEL J. VELOTTA, ESQUIRE
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                       NORTHBROOK LIFE INSURANCE COMPANY
                               3100 SANDERS ROAD
                          NORTHBROOK, ILLINOIS 60062
                                 847/402-2400
               (NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
         GREGOR B. MCCURDY, ESQ.               CHRISTINE A. EDWARDS, ESQ.
        ROUTIER AND JOHNSON, P.C.               DEAN WITTER REYNOLDS INC.
            1700 K STREET N.W.                   TWO WORLD TRADE CENTER
                SUITE 1003                        NEW YORK, N.Y. 10048
          WASHINGTON, D.C. 20006

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: The Annuity Contract covered by this registration statement is to be issued promptly and from time to time after the effective date of this registration statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [X].

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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                                                     PROPOSED       PROPOSED
          TITLE OF EACH                              MAXIMUM        MAXIMUM         AMOUNT
            CLASS OF                   AMOUNT        OFFERING      AGGREGATE          OF
           SECURITIES                  TO BE          PRICE         OFFERING     REGISTRATION
        TO BE REGISTERED             REGISTERED      PER UNIT        PRICE           FEE
---------------------------------------------------------------------------------------------
Deferred Annuity Contracts and
 Participating Interests therein         *              *              *              *
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---------------------------------------------------------------------------------------------

*A maximum aggregate offering price of $250,000,000 was previously registered. No additional amount of securities is being registered by this post-effective amendment to the registration statement.

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

                       NORTHBROOK LIFE INSURANCE COMPANY
                               3100 SANDERS ROAD
                          NORTHBROOK, ILLINOIS 60062
                                (800) 654-2397

                GROUP AND INDIVIDUAL DEFERRED ANNUITY CONTRACTS

                                DISTRIBUTED BY

                           DEAN WITTER REYNOLDS INC.
                            TWO WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048

                               ----------------

This Prospectus describes the group and individual Flexible Premium Deferred Annuity Contract ("Contract") offered by Northbrook Life Insurance Company ("Company"), a wholly owned subsidiary of Allstate Life Insurance Company. Dean Witter Reynolds Inc. ("Dean Witter") is the principal underwriter and distributor of the Contracts. In certain states the Contract is only available as a group Contract. In these states a Certificate (hereinafter referred to as "Contract"), which summarizes the provisions of the Master Group Policy issued to Dean Witter, is issued to customers of Dean Witter.

The Contract has the flexibility to allow you to shape an annuity to fit your particular needs. It is designed to aid you in your choice of short-term, mid-term, or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. Presently, the Company will accept an initial Purchase Payment of $1,000, but reserves the right to increase this amount to no more than $4,000 ($1,000 for a Qualified Contract). Additional Purchase Payments of $1,000 or more may be added to the Contract.

Partial Withdrawals and surrenders under the Contract may be subject to a Market Value Adjustment. Therefore, the Owner bears some investment risk under the Contract.

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION, NOR HAS THE SECURI-
  TIES  AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES COMMISSION  PASSED
   UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
    THE CONTRARY IS A CRIMINAL OFFENSE.

   PLEASE READ THIS PROSPECTUS CAREFULLY AND RETAIN IT FOR FUTURE REFERENCE.

               THE DATE OF THIS PROSPECTUS IS MAY 1, 1997.

THE CONTRACTS MAY NOT BE AVAILABLE IN ALL STATES. PLEASE CHECK WITH YOUR DEAN WITTER ACCOUNT EXECUTIVE FOR AVAILABILITY IN YOUR STATE.

At least once each Contract Year, the Company will send the Owner an annual statement that contains certain information pertinent to the individual Owner's Contract. The annual statement details values and specific Contract data that applies to each particular Contract. The annual statement does not contain financial statements of the Company, although the Company's financial statements are on page F-1 of this prospectus. Our Company files annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site http://www.sec.gov.).

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
GLOSSARY...................................................................   3
THE CONTRACTS..............................................................   5
  The Purchase of the Contract.............................................   5
  The Accumulation Phase...................................................   5
  The Parties to the Contract..............................................   9
  The Death Benefit Provisions.............................................   9
  The Payout Phase.........................................................  10
AMENDMENT OF THE CONTRACTS.................................................  11
DISTRIBUTION OF THE CONTRACTS..............................................  11
FEDERAL TAX MATTERS........................................................  12
  Introduction.............................................................  12
  Taxation of the Company..................................................  12
  Taxation of Annuities in General.........................................  12
  Qualified Plans..........................................................  13
  Types of Qualified Plans.................................................  13
  Income Tax Withholding...................................................  14
THE COMPANY................................................................  14
  Business.................................................................  14
  Reinsurance Agreements...................................................  14
  Investments by the Company...............................................  15
SELECTED FINANCIAL DATA....................................................  16

                                                                           PAGE
                                                                           ----
NORTHBROOK LIFE INSURANCE COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS ..........................   17
  Results of Operations..................................................   17
  Financial Position.....................................................   17
  Liquidity and Capital Resources........................................   18
COMPETITION..............................................................   18
EMPLOYEES................................................................   18
PROPERTIES...............................................................   18
STATE AND FEDERAL REGULATION.............................................   18
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY..........................   19
EXECUTIVE COMPENSATION...................................................   21
LEGAL PROCEEDINGS........................................................   21
EXPERTS..................................................................   21
LEGAL MATTERS............................................................   21
FINANCIAL STATEMENTS.....................................................  F-1
APPENDIX A...............................................................  A-1

GLOSSARY

Account Value--The Account Value is the sum of all Sub-Account Values.

Accumulation Phase--The Accumulation Phase is the first of two phases in the life of the Contract. The Accumulation Phase begins on the Issue Date. The Accumulation Phase will continue until the Payout Start Date, unless the Contract is terminated before that date.

Adjusted Account Value--The Account Value adjusted by the Market Value Adjustment less any applicable taxes. The Adjusted Account Value is only used in the Payout Phase.

Age--Age on last birthday.

Annuitant--The person designated in the Contract whose life determines the duration of Income Payments involving life contingencies. The Annuitant includes any Joint Annuitant.

Automatic Additions--Additional Purchase Payments of $1,000 or more which are made automatically from the Owner's bank account or Dean Witter Active Assets(TM) Account.

Beneficiary--The person(s) designated in the Contract who, during the Accumulation Phase, after the death of all Owners, may elect to receive the Death Benefit or continue the Contract. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed Income Payments scheduled to continue.

Cash Surrender Value--The Cash Surrender Value is the Account Value adjusted by any applicable Market Value Adjustment less any applicable Withdrawal Charges and premium tax.

Company--The issuer of the Contract, Northbrook Life Insurance Company, is a wholly-owned subsidiary of Allstate Life Insurance Company, a wholly-owned subsidiary of Allstate Insurance Company ("Allstate"). Allstate is a wholly-owned subsidiary of The Allstate Corporation.

Contract/Certificate--The Northbrook Life Insurance Company flexible premium deferred annuity contract, known as the Scheduled Annuity Manager ("SAM"), that is described in this prospectus.

Date of Death--The date that an Owner and/or Annuitant dies.

Death Benefit--The Death Benefit is the greater of: (1) the Account Value or
(2) the Cash Surrender Value.

Due Proof of Death--one of the following:

 (a) A certified copy of a death certificate.
 (b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death.
 (c) Any other proof satisfactory to the Company.

Full Surrender--Termination of the Contract.

Guarantee Period--A period of years for which a specified effective annual interest rate is guaranteed.

Income Payments--A series of periodic payments under an Income Plan. Income Payments are made by the Company to the Owner during the Payout Phase of the Contract.

Income Plan--A plan which provides Income Payments during the Payout Phase of the Contract.

Issue Date--The date the Contract becomes effective.

Joint Annuitant--The person, along with the Annuitant, whose life determines the duration of Income Payments under a joint and last survivor annuity.

Market Value Adjustment--The Market Value Adjustment is the adjustment made to the money distributed prior to the end of the Guarantee Period from one or more Sub-Accounts under the Contract to reflect the impact of changes in interest rates between the time each Sub-Account was established and the time of distribution.

Non-Qualified Contracts--Contracts that do not qualify for special federal tax treatment.

Owner--With respect to individual Contracts, the person designated as the Owner in the Contract. With respect to group Contracts, the person designated as the Owner in a group Certificate. The Owner will receive the Death Benefit upon the death of the Annuitant, who is not also an Owner.

Partial Withdrawal--Disbursement of a portion of the Account Value.

Payout Phase--The Payout Phase is the second of the two phases in the life of the Contract. It begins on the Payout Start Date.

Payout Start Date--The date Income Payments are to begin under the Contract.

Preferred Withdrawal Amount--A portion of the Account Value which may be annually withdrawn from each Sub-Account without incurring a Withdrawal Charge or a Market Value Adjustment.

Purchase Payments--The premiums paid by the Owner to the Company.

Qualified Contracts--Contracts issued under plans that qualify for special federal income tax treatment.

Sub-Accounts--Sub-Accounts are distinguished by Guarantee Period(s) and the dates the period(s) begins. Sub-Accounts are established when Purchase Payments are made; and when previous Sub-Accounts expire and a new Guarantee Period is selected.

Sub-Account Value--The Sub-Account Value is the accumulation of funds allocated to that Sub-Account and interest credited.

Systematic Withdrawals--Periodic Partial Withdrawals of $100 or more may be deposited in a bank account or a Dean Witter Active Assets(TM) Account. Systematic Withdrawals are available monthly, quarterly, semi-annually and annually.

Treasury Rate--The U.S. Treasury Note Constant Maturity weekly yield as reported in Federal Reserve Bulletin Release H.15.

Withdrawal Charge--The charge that will be assessed by the Company on Full Surrenders or Partial Withdrawals in excess of the Preferred Withdrawal Amount.

THE CONTRACTS

THE PURCHASE OF THE CONTRACT

1. WHAT IS THE PURPOSE OF THE CONTRACT?

The Contract described in this Prospectus is designed to aid you in your choice of short-term, mid-term, or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. The Contract has an Accumulation Phase and a Payout Phase. The Accumulation Phase is the first of the two phases and begins on the Issue Date and continues until the Payout Start Date. During the Accumulation Phase, interest is credited to the Purchase Payment(s) and both a cash withdrawal benefit and a Death Benefit are available. The Payout Phase begins on the Payout Start Date and provides Income Payments under an Income Plan. The Payout Phase continues until the Company makes the last payment as provided by the Income Plan.

2. HOW IS A CONTRACT PURCHASED?

You can purchase a Contract by submitting a Purchase Payment to an Account Executive of Dean Witter, the principal underwriter of the Contracts. Presently, the Company will accept an initial Purchase Payment of $1,000, but reserves the right to increase this amount to no more than $4,000 ($1,000 for a Qualified Contract). The Owner must select the Guarantee Period(s) in which to allocate the Purchase Payment. The Company currently offers a five-year Guarantee Period. Additional Guarantee Periods will be offered at the discretion of the Company and may range from one to ten years. Additional Purchase Payments of $1,000 or more may be added to the Contract. No less than $1,000 may be allocated to any one Guarantee Period. The Company will apply Purchase Payments to the Contract within seven days of the receipt of the Purchase Payment and required issuing information.

The Company reserves the right to limit or increase the amount of Purchase Payments it will accept and reserves the right to suspend sales of the Contract. The Company also reserves the right to limit its acceptance of annuity exchanges pursuant to Section 1035 of the Internal Revenue Code as well as trustee to trustee transfers from one Individual Retirement Account to another or from one Tax Sheltered Annuity to another, or direct rollovers of "eligible rollover contributions" from qualified plans.

3. DOES THIS CONTRACT HAVE A FREE-LOOK PROVISION?

Yes. The Owner may cancel the Contract anytime within 20 days after the receipt of the Contract and receive a full refund of the entire Purchase Payment.

4. CAN ADDITIONS BE MADE TO THE CONTRACT AFTER THE INITIAL PURCHASE PAYMENT?

Yes, additional Purchase Payments may be made at any time during the Accumulation Phase of the Contract. Subsequent Purchase Payments must be at least $1,000 and may be made from a bank account or a Dean Witter Active AssetsTM Account through Automatic Additions (the Automatic Additions Program is not available for Qualified Contracts issued pursuant to a Dean Witter Custodial Account). For each Purchase Payment, the Owner must select a Guarantee Period(s) to which the Purchase Payment will be allocated. The Company reserves the right to limit the number of additional Purchase Payments.

5. ONCE A CONTRACT IS PURCHASED, HOW IS THE OWNER INFORMED AS TO THE STATUS OF THE CONTRACT?

There are several ways an Owner may receive information about the Contract. At least once a year, prior to the Payout Start Date, the Owner will be sent a statement containing Account Value information of the Contract. The Owner may also direct questions about the Contract to his/her Dean Witter Account Executive. Another option the Owner has is to call the Company's customer support unit directly at 1-800-654-2397.

THE ACCUMULATION PHASE

6. HOW IS INTEREST CREDITED TO THE CONTRACT?

Interest will be credited to initial Purchase Payments from the Issue Date. Interest will be credited to subsequent Purchase Payments from the date of receipt. No deductions are made from Purchase Payments. Therefore, the full amount of every Purchase Payment is invested in a Sub-Account for accumulation of interest. Interest is credited daily to each Guarantee Period in the Contract and is based upon the interest rate of the Guarantee Period which has been chosen.

The following example illustrates how a Sub-Account Value would grow given an assumed Purchase Payment, Guarantee Period, and effective annual interest rate. The effective annual interest rate is defined as the yield resulting when interest credited at the underlying daily rate has compounded for a full year.
           EXAMPLE OF INTEREST CREDITING DURING THE GUARANTEE PERIOD

Purchase Payment: .................................................. $10,000.00
Guarantee Period: ..................................................    5 years
Effective Annual Rate: .............................................      4.50%
                                                                     ----------

                             END OF CONTRACT YEAR:

--------------------------------------------------------------------------------
                            YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5
                          ---------- ---------- ---------- ---------- ----------
Beginning Sub-Account
 Value                    $10,000.00
 X (1 + Effective Annual
 Rate)                         1.045
                          ----------
                          $10,450.00
                          ==========
Sub-Account Value at end
 of Contract                         $10,450.00
 year 1 X (1 + Effective
 Annual Rate)                             1.045
                                     ----------
                                     $10,920.25
                                     ==========
Sub-Account Value at end
 of Contract                                    $10,920.25
 year 2 X (1 + Effective
 Annual Rate)                                        1.045
                                                ----------
                                                $11,411.66
                                                ==========
Sub-Account Value at end
 of Contract                                               $11,411.66
 year 3 X (1 + Effective
 Annual Rate)                                                   1.045
                                                           ----------
                                                           $11,925.19
                                                           ==========
Sub-Account Value at end
 of Contract
 year 4 X (1 + Effective
 Annual Rate)
Sub-Account Value at end of
 Guarantee Period:                                                    $11,925.19
                                                                           1.045
                                                                      ----------
                                                                      $12,461.82
                                                                      ==========

Total Interest Credited in Guarantee Period:   $2,461,82 ($12,461.82 -
 $10,000)

NOTE: The above illustration assumes no withdrawals of any amount during the entire five year period. A Market Value Adjustment and Withdrawal Charge would apply to any such interim withdrawal in excess of the Preferred Withdrawal Amount. The hypothetical interest rates are for illustrative purposes only and are not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than those shown.

The Company has no specific formula for determining the rate of interest that it will declare initially or in the future. Such interest rates will be reflective of investment returns available at the time of the determination. In addition, the management of the Company may also consider various other factors in determining interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

THE MANAGEMENT OF THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO THE INTEREST RATES TO BE DECLARED. THE COMPANY CAN NEITHER PREDICT NOR GUARANTEE FUTURE INTEREST RATES TO BE DECLARED.

7. WHAT HAPPENS TO THE SUB-ACCOUNT VALUE AT THE END OF A GUARANTEE PERIOD?

Prior to the end of a Guarantee Period, a notice will be mailed to the Owner outlining the options available at the end of a Guarantee Period. Within 30 days after the end of a Guarantee Period the Owner may:

 . take no action and the Company will automatically renew the Sub-Account
   Value to a Guarantee Period of the same duration to be established on the day the previous Guarantee Period expired; or
 . notify the Company to apply the Sub-Account Value to a Guarantee Period of a new duration, from among those available, to be established on the day the previous Guarantee Period expired; or
 . receive a portion of the Sub-Account Value or the entire Sub-Account Value through a Partial Withdrawal without incurring a Withdrawal Charge or Market Value Adjustment. In this case, the amount withdrawn will be deemed to have been renewed at the shortest Guarantee Period then being offered with current interest credited from the date the Guarantee Period expired.

8. CAN A PARTIAL WITHDRAWAL OR A FULL SURRENDER BE TAKEN AT ANY TIME?

Yes. As long as the Contract is still in the Accumulation Phase and has not entered the Payout Phase, the Owner may withdraw money from the Contract or surrender the Contract at any time (a Withdrawal Charge and Market Value Adjustment and taxes may apply). Partial Withdrawals may be taken automatically through Systematic Withdrawals (a Dean Witter Account Executive should be consulted for information regarding Systematic Withdrawals). The Owner must specify the Sub-Account from which the withdrawal will be taken. If any Partial Withdrawal reduces a Sub-Account Value to less than $1,000, the withdrawal will be treated as a request to withdraw the entire Sub-Account Value. The Company may defer payment of any Partial Withdrawal or Full Surrender for a period not exceeding six months from the date of the receipt of the request.

9. IF A PARTIAL WITHDRAWAL OR FULL SURRENDER IS REQUESTED, HOW IS THE AMOUNT RECEIVED DETERMINED?

The main component in determining the amount received by the Owner is the amount which was requested, however, there may be adjustments to the requested amount. A Withdrawal Charge may reduce the amount requested. A Market Value Adjustment may apply which will reduce or increase the amount requested. Premium taxes and federal income tax withholding may apply and would reduce the amount requested. In summary:

The amount received by the Owner under a partial withdrawal or surrender request equals the amount requested less a Withdrawal Charge (if applicable) plus or minus a Market Value Adjustment (if applicable) less premium taxes and withholding (if applicable).

The questions which follow further clarify the components used in determining the amount received upon a Partial Withdrawal or Full Surrender.

10. UPON A PARTIAL WITHDRAWAL OR FULL SURRENDER, IS THE ENTIRE AMOUNT REQUESTED SUBJECT TO A WITHDRAWAL CHARGE AND A MARKET VALUE ADJUSTMENT?

No. Only amounts in excess of any remaining Preferred Withdrawal Amount within a Sub-Account will be subject to a Withdrawal Charge and a Market Value Adjustment. A Preferred Withdrawal Amount is available in every Sub-Account year of a Guarantee Period and is equal to 10% of the amount of the Sub-Account's Purchase Payment or funds allocated to the Sub-Account. Any unused Preferred Withdrawal Amount in a Sub-Account year may not be used to increase the Preferred Withdrawal Amount in a subsequent Sub-Account year nor may it be used to increase the Preferred Withdrawal Amount in another Guarantee Period.

In addition to the Preferred Withdrawal Amount, any amounts withdrawn from Sub-Accounts which are within the first 30 days of their renewal Guarantee Periods will be completely free from any Withdrawal Charge and Market Value Adjustment.

11. WHAT IS THE WITHDRAWAL CHARGE UPON A PARTIAL WITHDRAWAL OR FULL SURRENDER?

The Withdrawal Charge is 6% of all amounts withdrawn or surrendered which are not exempt from charge as discussed in question 10, above.

12. WHAT IS THE MARKET VALUE ADJUSTMENT UPON A PARTIAL WITHDRAWAL OR FULL SURRENDER?

The Market Value Adjustment will be applied to all amounts withdrawn or surrendered which are not exempt from adjustment as discussed in question 10.

The Market Value Adjustment is to reflect the relationship between the current Treasury Rate for the duration remaining in the Guarantee Period at the time of the request for Partial Withdrawal or Full Surrender, and the Treasury Rate at the time the Sub-Account was established for a maturity equal to the Sub-Account guarantee period. Since current Treasury Rates are the basis for the investment yields available at the time, the effect of the Market Value Adjustment will be closely related to the levels of such yields. As such, the Owner bears some investment risk under the Contract.

It is possible, therefore, that, should such yield increase significantly from the time the Purchase Payment was made, coupled with the application of the Withdrawal Charge, less premium taxes and withholding (if applicable), the amount received by the Owner upon full surrender of the Contract would be less than the Purchase Payment plus interest at the minimum guaranteed interest rate under the Contract.

Generally, if the Treasury Rate at the time of establishing the Sub-Account is lower than the applicable current Treasury Rate (interest rate for a duration equal to the time remaining in the Sub-Account), then the Market Value Adjustment will result in a lower payment upon Partial Withdrawal or Full Surrender which may also be less than your original Purchase Payment. Similarly, if the Treasury Rate at the time of establishing the Sub-Account is higher than the applicable current Treasury Rate, then the Market Value Adjustment will result in a higher payment upon Partial Withdrawal or Full Surrender.

For example, assume the Owner purchases a Contract and selects an initial Guarantee Period of five years and the Treasury Rate for that duration is 4.50%. Assume that at the end of 3 years, the Owner makes a Partial Withdrawal. If the Treasury Rate for a 2 year period is 4.20%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to the Owner upon the Partial Withdrawal. Similarly, if the Treasury Rate for the 2 year period is 4.80%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to the Owner upon a Partial Withdrawal.

The formula for calculating the Market Value Adjustment is set forth in Appendix A to this prospectus which also contains additional illustrations of the application of the Market Value Adjustment.

13. THE IRS REQUIRES ANNUAL WITHDRAWALS TO BE TAKEN FROM QUALIFIED CONTRACTS UPON ATTAINMENT OF AGE 70 1/2. WILL THESE WITHDRAWALS INCUR WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENTS?

No. Both the Withdrawal Charge and Market Value Adjustment will be waived on withdrawals taken to satisfy IRS required distribution rules for this Contract.

14. WHAT ARE THE TAX IMPLICATIONS ASSOCIATED WITH THE CONTRACT?

They vary based upon the Owner's circumstances. Generally, the two areas which may give rise to a taxable situation are personal federal and state income taxation and taxation of the Company.

With respect to personal federal and state income tax, an annuity contract Owner who is a natural person is not taxed on increases in the Account Value until a distribution occurs. For federal income tax purposes, distributions include the receipt of proceeds from loans and an assignment or pledge of any portion of the value of the Contract, as well as withdrawals, Income Payments, or Death Benefits. In addition, personal federal and state income tax withholding may be deducted from Partial Withdrawal and Full Surrender payments. Amounts withheld for personal taxes do not necessarily represent the Owner's entire income tax liability.

With respect to taxation of the Company, premium taxes and other applicable taxes imposed on the Company may be deducted from the Contract's Purchase Payment or Account Value upon Full Surrender or annuitization of the Contract. Current premium tax rates range from 0 to 3.5%, but are subject to change by state regulation.

There are several exceptions to the above generalizations. More complete information can be found in the "Federal Tax Matters" section found on page 12 of this prospectus.

THE PARTIES TO THE CONTRACT

15. WHAT RIGHTS DOES AN OWNER HAVE IN THIS CONTRACT?

This Contract offers the Owner several rights. The Owner may:

 . receive any withdrawals or periodic Income Payments from the Contract, unless the Owner has directed the Company to pay them to someone else;
 . name and change the Owner, Beneficiary, and Annuitant (only if Owner is a natural person);
 . assign the Contract;
 . elect a Death Benefit option upon death of a co-owner or Annuitant; and . terminate the Contract.

The above may be subject to the rights of any irrevocable Beneficiary.

16. WHAT PURPOSE DOES THE ANNUITANT SERVE?

The Annuitant's life determines the latest Payout Start Date and the amount of the Income Payments which will begin on the Payout Start Date. This Contract requires an Annuitant at all times during the Accumulation Phase and on the Payout Start Date. The Annuitant must be a natural person. A Death Benefit may be payable upon the death of the Annuitant.

17. WHO IS THE BENEFICIARY TO THE CONTRACT?

The Beneficiary varies based upon who the Owner is, and the designation of the parties to the Contract by the Owner.

If the Owner is a natural person, the Beneficiary will be determined from the most recent written request of the Owner. If the Owner does not name a Beneficiary or if the Beneficiaries named are no longer living, the Beneficiary will be:

 . the Owner's spouse if living;
 . otherwise, the Owner's children, equally, if living;
 . otherwise, the Owner's estate.

If the Owner is a grantor trust, then the Beneficiary will be that same grantor trust.

If the Owner is a non-natural person other than a grantor trust, the Owner is also the Beneficiary, unless a different Beneficiary has been named.

18. WHAT PURPOSE DOES THE BENEFICIARY SERVE?

The Beneficiary becomes the new Owner if the sole surviving Owner dies prior to the Payout Start Date. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed Income Payments scheduled to continue.

THE DEATH BENEFIT PROVISIONS

19. UPON DEATH OF THE OWNER, WHO IS THE NEW OWNER OF THE CONTRACT?

The new Owner is any surviving joint Owner(s) or if none, the Beneficiary.

20. UPON DEATH OF THE OWNER, WHAT OPTIONS DOES THE NEW OWNER HAVE?

In most cases, the new Owner of the Contract has the following three options:

 . receive the Cash Surrender Value within 5 years of the date of death; or . receive the Death Benefit in a lump sum. The Death Benefit is equal to the greater of the Account Value and the Cash Surrender Value; or . apply the Death Benefit to an Income Plan with Income Payments beginning within one year of the Date of Death. Income Payments must be made over the life of the new Owner, or a period not to exceed the life expectancy of the new Owner.

If the new Owner is the spouse of the deceased Owner, the new Owner may elect to continue the Contract. See question 21, below.

If the new Owner is a non-natural person (other than a grantor trust), then the Owner must receive the Death Benefit in a lump sum.

Deaths should be reported to the Company as quickly as possible. If the Company is not notified within 180 days of the date of death, the only option available to the new Owner is to receive the Cash Surrender Value within 5 years of the date of death. Any remaining funds will be distributed at the end of 5-year period. The Contract should be referred to for the conditions and stipulations which apply to each of the above options.

21. FOR A CONTRACT WITH SPOUSAL CO-OWNERS, WHAT HAPPENS TO THE CONTRACT UPON THE DEATH OF ONE OF THE SPOUSES?

In addition to the options available in question 20, a surviving spousal Owner has the following additional options:

 . continue the Contract as if the death had not occurred; and

 . if the Contract is continued, one withdrawal within the year of death is allowed which will not be assessed a Withdrawal Charge (a Market Value Adjustment will apply). The amount which may be withdrawn is limited only by the amount of the available Death Benefit.

22. IF THE OWNER IS NOT THE ANNUITANT AND THE ANNUITANT DIES, WHAT HAPPENS TO THE CONTRACT?

In most cases, the Owner has the following three options:

 . continue the Contract as if the death had not occurred. The new Annuitant will be the youngest Owner unless the Owner names a different Annuitant; or

 . receive the Death Benefit in a lump sum. The Death Benefit is equal to the greater of the Account Value and the Cash Surrender Value; or

 . apply the Death Benefit to an Income Plan.

Deaths should be reported to the Company as quickly as possible. If the Company is not notified within 180 days of the date of death, the only option available to the Owner is to continue the Contract as if the death had not occurred. The Contract should be referred to for the conditions and stipulations which apply to each of the above options.

THE PAYOUT PHASE

23. WHAT IS THE PAYOUT START DATE?

This is the date on which the Accumulation Phase ceases and the Payout Phase begins. During the Payout Phase, the Owner receives Income Payments based upon an Income Plan selected by the Owner from the Contract. The Payout Phase will continue until the Company makes the last payment as provided by the Income Plan chosen. The Owner may change the Payout Start Date at any time by notifying the Company in writing of the change at least 30 days before the Scheduled Payout Start Date. The Payout Start Date must be at least one month after the issue date and on or before the later of:

 . the Annuitant's 90th birthday; or

 . the 10th anniversary of the Contract's Issue Date.

The Owner of a Qualified Contract may be limited by the plan under which the Contract is issued with regard to a Payout Start Date after age 70 1/2.


Income Payments are made under an Income Plan which may be chosen by the Owner. The types of Income Plans which are available are as follows:

 . Life income with or without guaranteed payments. If the Annuitant dies before all the guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner; or

 . Joint and survivor life income with or without guaranteed payments. If both the Annuitant and Joint Annuitant die before all the guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner; or

 . Guaranteed payments for a specified period. Payments under this option do not depend on the continuation of the Annuitant's life.

The period for which payments are guaranteed may range from 60 to 360 months. If any Owner dies, guaranteed Income Payments will continue as scheduled. Up to 30 days before the Payout Start Date, the Owner may change the Income Plan or request any other form of Income Plan agreeable to both the Company and the Owner. If the Company does not receive a written choice from the Owner, the Income Plan will be life income with 120 monthly payments guaranteed. If an Income Plan is chosen which depends on the Annuitant's or Joint Annuitant's life, proof of age will be required before Income Payments begin. The Company reserves the right to accept other Income Plans.

25. HOW ARE THE INCOME PAYMENTS FROM AN INCOME PLAN DETERMINED?

To determine the Income Payments, the Adjusted Account Value will be applied to the greater of:

 . payment plan rates declared by the Company; or . guaranteed payment plan rates as described in the Contract.

If the Adjusted Account Value is less than $2000, or if the monthly Income Payments determined under the Income Plan are less than $20, the Company may pay the Adjusted Account Value in a lump sum or change the payment frequency to an interval which results in Income Payments of at least $20.

The Contracts are based on life annuity tables that provide for different benefit payments to men and women of the same age (except in states which require unisex annuity tables). Nevertheless, in accordance with the U.S. Supreme Court's decision in Arizona Governing Committee v. Norris, in certain employment-related situations, annuity tables that do not vary on the basis of sex may be used. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan, consideration should be given in consultation with legal counsel, to the impact of Norris on any such plan before making any contributions under these Contracts.

The dollar amount of Income Payments is generally affected by the duration of the Income Plan selected. For example, if an Income Plan guaranteed for life is chosen, the Income Payments may be greater or less than Income Payments under an Income Plan for a specified period depending on the life expectancy of the Annuitant. Also, the Company may require proof that the Annuitant or Joint Annuitant is still alive before the Company makes each payment that depends on their continued life.

26. CAN PARTIAL WITHDRAWALS BE TAKEN FROM THE CONTRACT OR CAN THE CONTRACT BE SURRENDERED ONCE IT HAS ENTERED THE PAYOUT PHASE?

No. After the Adjusted Account Value has been applied to an Income Plan on the Payout Start Date, the Income Plan can not be changed, the exchange of the Adjusted Account Value for an Income Plan can not be reversed, and no withdrawals can be made.

AMENDMENT OF THE CONTRACTS

The Company reserves the right to amend the Contracts to meet the requirements of applicable federal or state laws or regulations. The Company will notify the Owner of any such amendments.

DISTRIBUTION OF THE CONTRACTS

The Contracts will be distributed exclusively by Dean Witter which serves as the principal underwriter of the Contracts under a General Agency Agreement with the Company.

Dean Witter is a wholly owned subsidiary of Dean Witter, Discover & Co. ("Dean Witter Discover"). Dean Witter is located at Two World Trade Center, New York, New York, 10048. Dean Witter is a member of the New York Stock Exchange and the National Association of Securities Dealers.

The Company may pay up to a maximum sales commission of 8% both upon sale of the Contract and upon renewal of a Guarantee Period. In addition, sale of the Contract may count toward incentive program awards for the Account Executive.

The General Agency Agreement between the Company and Dean Witter provides that the Company will indemnify Dean Witter for certain damages that may be caused by actions, statements or omissions by the Company.

FEDERAL TAX MATTERS

INTRODUCTION

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. THE COMPANY MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT. Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on the individual circumstances of each person. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

TAXATION OF THE COMPANY

The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The following discussion assumes that the Company is taxed as a life insurance company under Part I of Subchapter L.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL

In general, an annuity contract owned by a natural person is not taxed on increases in the contract value until a distribution occurs. Annuity contracts owned by non-natural persons are generally not treated as annuity contracts for federal income tax purposes and the income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. There are exceptions to the non-natural owner rule and you should discuss these with your tax advisor.

TAXATION OF PARTIAL AND FULL WITHDRAWALS

In the case of a partial withdrawal under a non-qualified contract, amounts received are taxable to the extent the contract value, without regard to any surrender charges, exceeds the investment in the contract. The contract value is the sum of all sub-account values. No matter which sub-account a withdrawal is made from, all sub-account values are combined and the total contract value is used to determine the amount of taxable income. In the case of a partial withdrawal under a qualified contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract bears to the contract value, can be excluded from income. In the case of a full withdrawal under a non-qualified contract or a qualified contract, the amount received will be taxable only to the extent it exceeds the investment in the contract. If an individual transfers an annuity contract without full and adequate consideration to a person other than the individual's spouse (or to a former spouse incident to a divorce), the owner will be taxed on the difference between the contract value and the investment in the contract at the time of transfer. Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) of the contract value is treated as a withdrawal of such amount or portion.

TAXATION OF ANNUITY PAYMENTS

Generally, the rule for income taxation of payments received from an annuity contract provides for the return of the owner's investment in the contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. In the case of fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the contract.

TAXATION OF ANNUITY DEATH BENEFITS

Amounts may be distributed from an annuity contract because of the death of an owner or annuitant. Generally, such amounts are includible in income as follows: (1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal or (2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment.

PENALTY TAX ON PREMATURE DISTRIBUTIONS

There is a 10% penalty tax on the taxable amount of any premature distribution from a non-qualified annuity contract. The penalty tax generally applies to any distribution made prior to the owner attaining age 59 1/2. However, there should be no penalty tax on distributions to owners (1) made on or after the owner attains age 59 1/2; (2) made as a result of the owner's death or disability; (3) made in substantially equal periodic payments over life or life expectancy; or (4) made under an immediate annuity. Similar rules apply for distributions from qualified contracts.

AGGREGATION OF ANNUITY CONTRACTS

All non-qualified annuity contracts issued by the Company (or its affiliates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

    IRS REQUIRED DISTRIBUTION AT DEATH RULES

In order to be considered an annuity contract for federal income tax purposes, an annuity contract must provide: (1) if any owner dies on or after the annuity start date but before the entire interest in the contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the owner's death; (2) if any owner dies prior to the annuity start date, the entire interest in the contract will be distributed within five years after the date of the owner's death. These requirements are satisfied if any portion of the owner's interest which is payable to, or for the benefit of, a designated beneficiary is distributed over the life of such beneficiary (or over a period not extending beyond the life expectancy of the beneficiary) and the distributions begin within one year of the owner's death. If the owner's designated beneficiary is the surviving spouse of the owner, the contract may be continued with the surviving spouse as the new owner. If the owner of the contract is a nonnatural person, then the annuitant will be treated as the owner for purposes of applying the distribution at death rules. Also, a change of annuitant on a contract owned by a nonnatural person will be treated as the death of the owner.

QUALIFIED PLANS

This annuity contract may be used with several types of qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Adverse tax consequences may result from excess contributions, premature distributions, distributions that do not conform to specified commencement and minimum distribution rules, excess distributions and in other circumstances. Owners and participants under the plan and annuitants and beneficiaries under the contract may be subject to the terms and conditions of the plan regardless of the terms of the contract.

TYPES OF QUALIFIED PLANS

INDIVIDUAL RETIREMENT ANNUITIES

Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity. Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an Individual Retirement Annuity.

SIMPLIFIED EMPLOYEE PENSION PLANS

Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees using the employees' individual retirement annuities if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to their individual retirement annuities.

SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE PLANS)

Sections 408(p) and 401(k) of the Code allow employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees. SIMPLE plans may be structured as a SIMPLE retirement account using an employee's IRA to hold the assets or as a Section 401(k) qualified cash or deferred arrangement. In general, a SIMPLE plan consists of a salary deferral program for eligible employees and matching contributions made by employers. Employers intending to use the contract in conjunction with SIMPLE plans should seek competent tax and legal advice.

TAX SHELTERED ANNUITIES

Section 403(b) of the Code permits public school employees and employees of certain types of tax-exempt organizations (specified in Section 501(c)(3) of the Code) to have their employers purchase annuity contracts for them, and subject to certain limitations, to exclude the purchase payments from the employees' gross income. An annuity contract used for a Section 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only after the employee attains age 59 1/2, separates from service, dies, becomes disabled or on the account of hardship (earnings on salary reduction contributions may not be distributed for hardship).

CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS

Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax favored retirement plans for employees. The Self-Employed Individuals Retirement Act of 1962, as amended (commonly referred to as "H.R. 10" or "Keogh"), permits self-employed individuals to establish tax favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans.

STATE AND LOCAL GOVERNMENT AND TAX-EXEMPT ORGANIZATION DEFERRED COMPENSATION
PLANS

Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, under the non-natural owner rules, such contracts are not treated as annuity contracts for federal income tax purposes. However, under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan.

INCOME TAX WITHHOLDING

The Company is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless an individual elects to make a "direct rollover" of such amounts to another qualified plan or Individual Retirement Account or Annuity (IRA). Eligible rollover distributions generally include all distributions from qualified contracts, excluding IRAs, with the exception of
(1) required minimum distributions, or (2) a series of substantially equal periodic payments made over a period of at least 10 years, or the life (joint lives) of the participant (and beneficiary). For any distributions from non-qualified annuity contracts, or distributions from qualified contracts which are not considered eligible rollover distributions, the Company may be required to withhold federal and state income taxes unless the recipient elects not to have taxes withheld and properly notifies the Company of such election.

THE COMPANY

BUSINESS

Incorporated in 1978 as a stock life insurance company under the laws of the State of Illinois, the Company has done business continuously since that time as "Northbrook Life Insurance Company." The Company issues group and individual annuities and life insurance.

The Company is a wholly owned subsidiary of Allstate Life Insurance Company ("Allstate Life"), a stock life insurance company incorporated under the laws of Illinois. Allstate Life is a wholly owned subsidiary of Allstate Insurance Company ("Allstate"), a stock property-liability insurance company incorporated under the laws of Illinois. With the exception of directors' qualifying shares, all of the outstanding capital stock of Allstate is owned by The Allstate Corporation ("Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend.

REINSURANCE AGREEMENTS

The Company and Allstate Life entered into a reinsurance agreement, effective December 31, 1987, under which the Company automatically reinsures all of its annuity business with Allstate Life. Under the reinsurance agreement, Purchase Payments under general account contracts are automatically transferred to and become invested with the assets of Allstate Life which accepts 100% of the liability under such contracts. (See, "Management's Discussion and Analysis of Financial Condition and Results of Operations", pg.

17). However, the obligations of Allstate Life under the reinsurance agreement are to the Company; the Company remains the sole obligor under the Contracts of the Owners. Because the reinsurance obligations of Allstate Life to the Company would be subordinated by operation of current state insurance rehabilitation and liquidation laws to the obligations of Allstate Life to its direct policyholders, Allstate Life has established a trust arrangement involving the pledge of assets for the benefit of the Company, in an amount at least equal to the net statutory reserves under the Contracts, under the terms of which legal title to such assets would transfer to the Company in the event that Allstate Life should become impaired or insolvent. Such arrangement should have the effect of avoiding the risk of subordination by operation of state insurance rehabilitation and liquidation laws.

INVESTMENTS BY THE COMPANY

The Company's general account assets, like the general account assets of other insurance companies including Allstate Life, must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred stocks, real estate mortgages, real estate and certain other investments. All of the Company's general account assets are available to meet the Company's obligations.

The Company will primarily invest its general account assets in investment-grade fixed income securities including the following:

 Securities issued by the United States Government or its agencies or instrumentalities, which may or may not be guaranteed by the United States Government;

 Debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies, and of corporations, which are deemed by the Company's management to have qualities appropriate for inclusion in this portfolio;

 Commercial mortgages, mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at time of purchase within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service;

 Commercial paper, cash, or cash equivalents, and other short-term investments having a maturity of less than one year that are considered by the Company's management to have investment quality comparable to securities having the ratings stated above.

In addition, interest rate swaps, futures, options, rate caps, and other hedging instruments may be used solely for non-speculative hedging purposes. Anticipated use of these financial instruments shall be limited to protecting the value of portfolio sales or purchases, or to facilitate the creation of a synthetic security.

In addition, the Company maintains certain unitized Separate Accounts which invest in shares of an open-end investment company registered under the Investment Company Act of 1940. These Separate Account assets, which relate to the Company's variable annuity contracts, do not support the Company's obligations under the Contracts.

SELECTED FINANCIAL DATA

  The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this Prospectus beginning on page F-1.

                       NORTHBROOK LIFE INSURANCE COMPANY

                            SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

YEAR-END FINANCIAL DATA     1996       1995       1994       1993       1992
-----------------------  ---------- ---------- ---------- ---------- ----------
For The Years Ended
 December 31:
 Income Before Income
  Tax Expense........... $    4,868 $    4,849 $    2,688 $    3,257 $    3,153
 Net Income.............      3,202      3,163      1,733      2,507      2,965
As of December 31:
 Total Assets...........  6,916,030  6,071,603  5,764,233  5,886,038  5,623,675


  Effective December 31, 1993, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, fixed income securities classified as available for sale are carried at fair value. The net effect of adoption of this SFAS increased shareholder's equity at December 31, 1993 by $747 thousand and did not have a material impact on net income.

NORTHBROOK LIFE INSURANCE COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion highlights significant factors influencing results of operations and financial position of Northbrook Life Insurance Company (the "Company"). It should be read in conjunction with the financial statements and related notes.

  The Company, which is wholly owned by Allstate Life Insurance Company ("ALIC"), markets life insurance contracts and annuity products through Dean Witter Reynolds Inc., a wholly owned subsidiary of Dean Witter, Discover & Co.

  The Company and ALIC have reinsurance agreements under which all contract related transactions are transferred to ALIC. The Company's results of operations relate to the investment of those assets of the Company that are not transferred to ALIC under the reinsurance agreements.

  Separate Account assets and liabilities are carried at fair value in the statements of financial position. Investment income and realized gains and losses of the Separate Accounts accrue directly to the contractholders and, therefore, are not included in the Company's statements of operations.

RESULTS OF OPERATIONS

                                                       1996     1995    1994
                                                      -------  ------- -------
                                                         ($ IN THOUSANDS)
Net investment income................................ $ 4,888  $ 4,782 $ 2,881
                                                      =======  ======= =======
Realized capital gains and losses, after tax......... $   (13) $    44 $  (125)
                                                      =======  ======= =======
Net income........................................... $ 3,202  $ 3,163 $ 1,733
                                                      =======  ======= =======
Fixed income securities, at amortized cost........... $65,500  $59,142 $61,581
                                                      =======  ======= =======

  Net income increased $39 thousand in 1996 due to the increase in net investment income, and a slight decrease in the Company's effective income tax rate, partially offset by realized capital losses. Net income increased $1.4 million in 1995 reflecting the increase in net investment income and realized capital gains.

  As a result of the reinsurance agreements, the Company's results of operations include only investment income earned on its investment portfolio. Net investment income increased by $106 thousand or 2.2% in 1996 compared to 1995. The additional investment income was earned on a higher base of investments arising from positive cash flows from operating activities, partially offset by increased investment expense. In 1995, net investment income increased $1.9 million. This increase related to an increased level of investments which resulted from a $25.0 million capital contribution from ALIC during December 1994.

  Realized capital losses of $13 thousand after tax in 1996 are primarily related to the disposition of mortgage-backed securities, the proceeds of which were used to acquire higher yielding investments. Realized capital gains after tax were $44 thousand in 1995 compared to capital losses of $125 thousand in 1994. Overall, the market values of the Company's fixed income securities were higher in 1995 than in 1994 due to declines in interest rates, which resulted in gains in 1995 and losses in 1994 when certain fixed income securities were sold in response to changes in market conditions.

FINANCIAL POSITION

                                                             1996       1995
                                                          ---------- ----------
                                                            ($ IN THOUSANDS)
Fixed income securities, at fair value................... $   67,479 $   63,229
                                                          ========== ==========
Short-term investments................................... $    6,590 $    8,049
                                                          ========== ==========
Separate Account assets.................................. $4,354,783 $3,354,910
                                                          ========== ==========
Contractholder funds..................................... $2,336,296 $2,497,278
                                                          ========== ==========
Reinsurance recoverable from ALIC........................ $2,480,034 $2,636,981
                                                          ========== ==========

  The Company's fixed income securities portfolio consists of tax-exempt municipal bonds, publicly traded corporate bonds, mortgage-backed securities and U.S. government bonds. The Company generally holds its fixed income securities for the long term, but has classified all of these securities as available for sale to allow maximum flexibility in portfolio management. At December 31, 1996, net unrealized capital gains on the fixed income securities portfolio totaled $2.0 million compared to $4.1 million as of December 31, 1995. The decrease in the unrealized gain position is primarily attributable to rising interest rates.

  All of the Company's fixed income securities portfolio is rated investment grade, with a National Association of Insurance Commissioners ("NAIC") rating of 1 or a Moody's rating of Aaa, Aa or A.

  At December 31, 1996 and 1995, $40.7 million and $46.7 million, respectively of the fixed income portfolio were invested in mortgage-backed securities ("MBS"). At December 31, 1996, all of the MBS were investment grade and had underlying collateral that is guaranteed by U.S. government entities.

  MBS, however, are subject to interest rate risk as the duration and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. The Company attempts to limit interest rate risk by purchasing MBS whose cost does not significantly exceed par value, and with repayment protection to provide a more certain cash flow to the Company. At December 31, 1996, the amortized cost of the MBS portfolio was below par value by $1.6 million.

  The Company closely monitors its fixed income portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt.

  The Company's short-term investment portfolio was $6.6 million and $8.0 million at December 31, 1996 and 1995, respectively. Beginning in 1996, the Company invests all available cash balances in taxable and tax-exempt short-term securities having a final maturity date or redemption date of one year or less.

  Contractholder funds decreased by $161.0 million and reinsurance recoverable from ALIC under reinsurance agreements decreased by $156.9 million, reflecting fixed annuity contract surrenders, withdrawals and benefits, as well as policyholder transfers from fixed annuity contracts to variable annuity contracts, partially offset by interest credited to contractholders. Reinsurance recoverable from ALIC relates to contract benefit obligations ceded to ALIC.

  Separate Accounts increased by $1.00 billion attributable to sales of variable annuity contracts, the favorable investment performance of the Separate Account investment portfolios and transfers from fixed annuity contracts, partially offset by variable annuity contract surrenders and withdrawals.

LIQUIDITY AND CAPITAL RESOURCES

  Under the terms of intercompany reinsurance agreements, premiums and deposits, excluding those relating to Separate Accounts, are transferred to ALIC, which maintains the investment portfolios supporting the Company's products.

  The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for life insurance companies establishes capital requirements relating to insurance risk, business risk, asset risk, and interest rate risk. At December 31, 1996, RBC for the Company was significantly above a level that would require regulatory action.

PENDING ACCOUNTING STANDARDS

  In June, 1996, the Financial Accounting Standards Board issued Statement of Financial Ac-

counting Standards No. 125, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities." This standard distinguishes between transfers of financial assets as sales versus financing transactions based upon relinquishment of control and addresses the accounting for securitizations, securities lending, repurchase agreements and insubstance defeasance transactions. The requirements of this statement that were effective on January 1, 1997 were adopted and are not expected to have a material impact on the results of operations or financial position of the Company.

COMPETITION

The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities competing in the sale of insurance and annuities. There are approximately 1,700 stock, mutual and other types of insurers in business in the United States. Several independent rating agencies regularly evaluate life insurer's claims-paying ability, quality of investments and overall stability. A.M. Best Company assigns A+ (Superior) to Allstate Life which automatically reinsures all net business of the Company. A.M. Best Company also assigns the Company the rating of A+(r) because the Company automatically reinsures all business with Allstate Life. Standard & Poor's Insurance Rating Services assigns AA+ (Excellent) to the Company's claims-paying ability and Moody's assigns Aa3 (Excellent) financial strength rating to the Company. The Company shares the same ratings of its parent, Allstate Life Insurance Company.

EMPLOYEES

As of December 31, 1996, Northbrook Life had approximately 118 employees at its Home Office in Northbrook, Illinois.

PROPERTIES

The Company occupies office space provided by Allstate Insurance Company, in Northbrook, Illinois. Expenses associated with these offices are allocated on a direct and indirect basis to the Company.

STATE AND FEDERAL REGULATION

The insurance business of the Company is subject to comprehensive and detailed regulation and supervision throughout the United States.

The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.

Under insurance guaranty fund law, in most states, insurers doing business therein can be assessed up to prescribed limits for contract owner losses incurred as a result of company insolvencies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

In addition, several states, including Illinois, regulate affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

The directors and executive officers are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations). Except as otherwise indicated, the directors and executive officers of the Company have been associated with the Company for more than five years in the position shown or in other positions.

LOUIS G. LOWER, II, 51, Chief Executive Officer and Chairman of the Board
(1995)*

Also Director (1986-Present) and Senior Vice President (1995-Present) of Allstate Insurance Company; Director (1991-Present) of Allstate Life Financial Services, Inc.; Director (1986-Present) and President (1990-Present) Allstate Life Insurance Company; Director (1983-Present) and Chairman of the Board (1990-Present) of Allstate Life Insurance Company of New York; Chairman of the Board of Directors and Chief Executive Officer (1995-Present), Chairman of the Board of Directors and President (1990-1995) of Glenbrook Life Insurance Company; Director (1992-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present) of Glenbrook Life and Annuity Company; Director and Chairman of the Board (1995-Present) of Laughlin Group Holdings, Inc.; Director and Chairman of the Board of Directors and Chief Executive Officer (1989-Present) Lincoln Benefit Life Company; Chairman of the Board of Directors and Chief Executive Officer (1995-Present) Surety Life Insurance Company; and Trustee (1991-Present) and Vice President (1995-Present) The Allstate Foundation.

PETER H. HECKMAN, 51, President, Chief Operating Officer and Director (1996)*


Also Director and Vice President (1988-Present) of Allstate Life Insurance Company; Director (1990-1996), Vice President (1989-Present), Allstate Life Insurance Company of New York; Director (1991-1993) of Allstate Life Financial Services, Inc.; Director (1990-Present), President and Chief Operating Officer (1996-Present), and Vice President (1990-1996), Glenbrook Life Insurance Company; Director (1992-Present) President and Chief Operating Officer (1996-Present), and was Vice President (1995-1996), Glenbrook Life and Annuity Company; Director (1995-Present) and Vice Chairman of the Board (1996-Present) Laughlin Group Holdings, Inc.; Director (1990-Present) and Vice Chairman of the Board (1996-Present) Lincoln Benefit Life Company; and Director (1995-Present) and Vice Chairman of the Board (1996-Present) Surety Life Insurance Company.

MICHAEL J. VELOTTA, 50, Vice President, Secretary, General Counsel, and Director (1992)*

Also Director and Secretary (1993-Present) of Allstate Life Financial Services, Inc.; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company of New York; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Glenbrook Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Glenbrook Life and Annuity Company; Director and Secretary (1995-Present) Laughlin Group Holdings, Inc.; Director (1992-Present) and Assistant Secretary (1995-Present) Lincoln Benefit Life Company; and Director and Assistant Secretary (1995-Present) Surety Life Insurance Company.

JOHN R. HUNTER, 41, Director (1996)*

Also Assistant Vice President (1990-Present) Allstate Life Insurance Company; Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1996-Present) Glenbrook Life Insurance Company; and Director (1996-Present) and Senior Vice President--Product Management (1995-Present) Glenbrook Life and Annuity Company.

MARLA G. FRIEDMAN, 43, Vice President (1996)*

Also Director (1991-Present) and Vice President (1988-Present) Allstate Life Insurance Company; Director (1993-1996) Allstate Life Financial Services, Inc.; Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1995-1996) Allstate Settlement Corporation; Director (1991-
1996), President and Chief Operating Officer (1995-1996) and Vice President (1990-1995) and (1996-Present) Glenbrook Life Insurance Company; Director (1992-1996), President and Chief Operating Officer (1995-1996) and Vice President (1992-1995) and (1996-Present) Glenbrook Life and Annuity Company; and Director and Vice Chairman of the Board (1995-1996) Laughlin Group Holdings, Inc.

KAREN C. GARDNER, 43, Vice President (1996)*

Vice President (1996-Present) Allstate Insurance Company; Vice President (1996-Present) Allstate Life Insurance Company; Vice President (1996-Present) Allstate Life Insurance Company of New York; Vice President (1996-Present) Glenbrook Life Insurance Company; Vice President (1996-Present) Laughlin Group Holdings, Inc.; Assistant Vice President (1996-Present) Lincoln Benefit Life Company; Vice President (1996-Present) Northbrook Life Insurance Company; Assistant Vice President (1996-Present) Surety Life Insurance Company. Prior to 1996 she was a Partner (1975-1996) Ernst & Young LLP.

KEVIN R. SLAWIN, 39, Director and Vice President (1996)*

Also Assistant Vice President and Assistant Treasurer (1995-1996) Allstate Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Allstate Financial Services, Inc.; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company; Director and Vice President

(1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company of New York; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Glenbrook Life Insurance Company; Vice President (1996-Present) and Assistant Treasurer (1995-1996) Glenbrook Life and Annuity Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Laughlin Group Holdings, Inc.; Director (1996-Present) Lincoln Benefit Life Company; Director (1996-Present) Surety Life Insurance Company; Assistant Treasurer and Director (1994-1995) Sears Roebuck and Co., and Treasurer and First Vice President (1986-1994) Sears Mortgage Corporation.

CASEY J. SYLLA, 53, Chief Investment Officer and Director (1995)*

Also Director (1995-Present) Senior Vice President and Chief Investment Officer (1995-Present) Allstate Insurance Company; Director (1995-Present) Chief Investment Officer (1995-Present) Allstate Life Insurance Company; Chief Investment Officer (1995-Present) Allstate Life Insurance Company of New York; Chief Investment Officer (1995-Present) Glenbrook Life Insurance Company; Chief Investment Officer (1995-Present) Glenbrook Life and Annuity Company; Prior to 1995 he was Senior Vice President and Executive Officer--Investments (1992-
1995) of Northwestern Mutual Life Insurance Company.

JAMES P. ZILS, 46, Treasurer (1995)*

Also Vice President and Treasurer (1995-Present) Allstate Insurance Company; Treasurer (1995-Present) Allstate Life Financial Services, Inc.; Treasurer (1995-Present) Allstate Life Insurance Company; Treasurer (1995-Present) Allstate Life Insurance Company of New York; Treasurer (1995-Present) Glenbrook Life Insurance Company; Treasurer (1995-Present) Glenbrook Life and Annuity Company; and Treasurer (1995-Present) Laughlin Group Holdings, Inc. Prior to 1995, he was Vice President of Allstate Life Insurance Company. Prior to 1993, he held various management positions.

EXECUTIVE COMPENSATION

Executive officers of the Company also serve as officers of Allstate Life and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company. The allocated cash compensation of all officers of the Company as a group for services rendered in all capacities to the Company during 1996 totalled $341,607.66.
Directors of the Company receive no compensation in addition to their compensation as employees of the Company.

Shares of the Company and Allstate Life are not directly owned by any director or officer of the Company. The percentage of shares of The Allstate Corporation beneficially owned by any director, and by all directors and officers of the Company as a group, does not exceed one percent of the class outstanding.

                           SUMMARY COMPENSATION TABLE
                       (ALLSTATE LIFE INSURANCE COMPANY)

                                                                 LONG TERM COMPENSATION
                                                             ------------------------------
                                   ANNUAL COMPENSATION              AWARDS         PAYOUTS
                              ------------------------------ --------------------- --------
          (A)            (B)    (C)      (D)        (E)         (F)        (G)       (H)        (I)
                                                   OTHER                SECURITIES
                                                   ANNUAL    RESTRICTED UNDERLYING   LTIP    ALL OTHER
   NAME AND PRINCIPAL          SALARY   BONUS   COMPENSATION   STOCK     OPTIONS/  PAYOUTS  COMPENSATION
        POSITION         YEAR   ($)      ($)        ($)       AWARD(S)   SARS (#)    ($)        ($)
   ------------------    ---- -------- -------- ------------ ---------- ---------- -------- ------------
Louis G. Lower, II...... 1996 $436,800 $246,781   $10,246            0   $18,258          0    $5,250(1)
Chief Executive Officer  1995                                                                  $5,250(1)
and                           $416,000 $266,175   $17,044     $199,890       N/A   $411,122
 Chairman of the         1994 $389,050  $43,973   $26,990     $170,660       N/A          0    $1,890(1)
 Board of Directors

--------

(1) Amount received by Mr. Lower which represents the value allocated to his account from employer contributions under The Savings and Profit Sharing Fund of Allstate Employees and prior to 1996, The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.

LEGAL PROCEEDINGS

The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the financial condition of the Company.

EXPERTS

The financial statements and financial statement schedule of the Company included in this prospectus have been audited by Deloitte & Touche LLP, Two Prudential Plaza, 180 North Stetson Avenue, Chicago, IL 60601-6779, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters relating to the federal securities laws applicable to the issue and sale of the Contracts have been passed upon by Routier and Johnson, P.C., of Washington, D.C. All matters of Illinois law pertaining to the Contracts, including the validity of the Contracts and the Company's right to issue such Contracts under Illinois insurance law, have been passed upon by Michael J. Velotta, General Counsel of the Company.

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
NORTHBROOK LIFE INSURANCE COMPANY:

  We have audited the accompanying Statements of Financial Position of Northbrook Life Insurance Company (the "Company") as of December 31, 1996 and 1995, and the related Statements of Operations, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1996. Our audits also included Schedule IV--Reinsurance. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Northbrook Life Insurance Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV--Reinsurance, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 21, 1997

                       NORTHBROOK LIFE INSURANCE COMPANY

                        STATEMENTS OF FINANCIAL POSITION

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
                                                            ($ IN THOUSANDS)
ASSETS
  Investments
    Fixed income securities, at fair value (amortized
     cost $65,500 and $59,142)........................... $   67,479 $   63,229
    Short-term...........................................      6,590      8,049
                                                          ---------- ----------
      Total investments..................................     74,069     71,278
  Reinsurance recoverable from Allstate Life Insurance
   Company...............................................  2,480,034  2,636,981
  Cash...................................................        --          87
  Net receivable from Allstate Life Insurance Company....      4,505      6,183
  Other assets...........................................      2,639      2,164
  Separate Accounts......................................  4,354,783  3,354,910
                                                          ---------- ----------
      Total assets....................................... $6,916,030 $6,071,603
                                                          ========== ==========
LIABILITIES
  Reserve for life-contingent contract benefits..........  $ 143,346  $ 139,509
  Contractholder funds...................................  2,336,296  2,497,278
  Income taxes payable...................................        814        233
  Deferred income taxes..................................      2,085      2,798
  Separate Accounts......................................  4,354,783  3,354,910
                                                          ---------- ----------
      Total liabilities..................................  6,837,324  5,994,728
                                                          ---------- ----------
SHAREHOLDER'S EQUITY
  Common stock, $100 par value, 25,000 shares authorized,
   issued and outstanding................................      2,500      2,500
  Additional capital paid-in.............................     56,600     56,600
  Unrealized net capital gains...........................      1,286      2,657
  Retained income........................................     18,320     15,118
                                                          ---------- ----------
      Total shareholder's equity.........................     78,706     76,875
                                                          ---------- ----------
      Total liabilities and shareholder's equity......... $6,916,030 $6,071,603
                                                          ========== ==========

                       See notes to financial statements.

                       NORTHBROOK LIFE INSURANCE COMPANY

                            STATEMENTS OF OPERATIONS

                                                          YEAR ENDED DECEMBER
                                                                  31,
                                                          ---------------------
                                                           1996    1995   1994
                                                          ------  ------ ------
                                                            ($ IN THOUSANDS)
Revenues
  Net investment income.................................. $4,888  $4,782 $2,881
  Realized capital gains and losses......................    (20)     67   (193)
                                                          ------  ------ ------
Income before income tax expense.........................  4,868   4,849  2,688
Income tax expense.......................................  1,666   1,686    955
                                                          ------  ------ ------
Net income............................................... $3,202  $3,163 $1,733
                                                          ======  ====== ======




                       See notes to financial statements.

                       NORTHBROOK LIFE INSURANCE COMPANY

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
                                                         ($ IN THOUSANDS)
Common stock......................................... $ 2,500  $ 2,500  $ 2,500
                                                      -------  -------  -------
Additional capital paid-in
  Balance, beginning of year.........................  56,600   56,600   31,600
  Capital contribution...............................     --       --    25,000
                                                      -------  -------  -------
  Balance, end of year...............................  56,600   56,600   56,600
                                                      -------  -------  -------
Unrealized net capital gains
  Balance, beginning of year.........................   2,657   (1,553)     747
  Net (decrease) increase............................  (1,371)   4,210   (2,300)
                                                      -------  -------  -------
  Balance, end of year...............................   1,286    2,657   (1,553)
                                                      -------  -------  -------
Retained income
  Balance, beginning of year.........................  15,118   11,955   10,222
  Net income.........................................   3,202    3,163    1,733
                                                      -------  -------  -------
  Balance, end of year...............................  18,320   15,118   11,955
                                                      -------  -------  -------
    Total shareholder's equity....................... $78,706  $76,875  $69,502
                                                      =======  =======  =======



                       See notes to financial statements.

                       NORTHBROOK LIFE INSURANCE COMPANY

                            STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED DECEMBER
                                                               31,
                                                      ------------------------
                                                       1996     1995    1994
                                                      -------  ------  -------
                                                         ($ IN THOUSANDS)
Cash flows from operating activities
  Net income......................................... $ 3,202  $3,163  $ 1,733
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities
    Amortization and other non-cash items............     782     903      640
    Realized capital losses (gains)..................      20     (67)     193
    (Decrease) increase in life-contingent contract
     benefits and contractholder funds...............    (198)    113      (58)
    Change in deferred income taxes..................      24     608     (114)
    Changes in other operating assets and
     liabilities.....................................     864  (2,705)  (3,835)
                                                      -------  ------  -------
      Net cash provided by (used in) operating
       activities....................................   4,694   2,015   (1,441)
                                                      -------  ------  -------
Cash flows from investing activities
  Fixed income securities
    Proceeds from sales..............................   3,522   5,423    1,256
    Investment collections...........................   5,770   7,108    7,626
    Investment purchases............................. (15,532) (9,843) (36,071)
  Change in short-term investments, net..............   1,459  (4,675)   3,475
                                                      -------  ------  -------
      Net cash used in investing activities..........  (4,781) (1,987) (23,714)
                                                      -------  ------  -------
Cash flows from financing activities
  Capital contribution...............................     --      --    25,000
                                                      -------  ------  -------
      Net cash provided by financing activities......     --      --    25,000
                                                      -------  ------  -------
Net (decrease) increase in cash......................     (87)     28     (155)
Cash at beginning of year............................      87      59      214
                                                      -------  ------  -------
Cash at end of year.................................. $   --   $   87  $    59
                                                      =======  ======  =======

                       See notes to financial statements.

                       NORTHBROOK LIFE INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                                ($ IN THOUSANDS)

1. GENERAL

 BASIS OF PRESENTATION

  The accompanying financial statements include the accounts of Northbrook Life Insurance Company (the "Company"), a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend (the "Distribution"). These financial statements have been prepared in conformity with generally accepted accounting principles.

  To conform with the 1996 presentation, certain items in the prior years' financial statements and notes have been reclassified.

 NATURE OF OPERATIONS

  The Company markets life insurance contracts and various annuity products in the United States through Dean Witter Reynolds Inc. ("Dean Witter") (see Note
4), a wholly owned subsidiary of Dean Witter, Discover & Co. ("Dean Witter Discover"). Life insurance contracts sold by the Company include universal life and other interest-sensitive life products. Annuities include deferred annuities, such as variable annuities and fixed rate single and flexible premium annuities, and immediate annuities.

  Annuity and life insurance contracts issued by the Company are subject to discretionary withdrawal or surrender by the contractholder, subject to applicable surrender charges. These contracts are reinsured with ALIC (see Note
3), which invests premiums and deposits to create cash flows that will fund future benefits and expenses. In order to support competitive credited rates, ALIC adheres to a basic philosophy of matching assets with related liabilities to limit interest rate risk, while maintaining adequate liquidity and a prudent and diversified level of credit risk.

  The Company monitors economic and regulatory developments which have the potential to impact its business. There continues to be proposed federal legislation and regulation which would allow banks greater participation in securities and insurance businesses, which could present an increased level of competition for sales of the Company's annuity contracts. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the market for these products.

  The Company is authorized to sell life and annuity products in all states except New York, as well as the District of Columbia and Puerto Rico. The top geographic locations for statutory premiums earned are California, Florida, Texas and Pennsylvania for the year ended December 31, 1996. No other jurisdiction accounted for more than 5% of statutory premiums. All premiums and contract charges are ceded to ALIC under reinsurance agreements.

                       NORTHBROOK LIFE INSURANCE COMPANY

                                ($ IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 INVESTMENTS

  Fixed income securities include bonds and mortgage-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, is reflected as a component of shareholder's equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses.

  Short-term investments are carried at cost which approximates fair value.

  Investment income consists primarily of interest, which is recognized on an accrual basis. Interest income on mortgage-backed securities is determined on the effective yield method, based on the estimated principal repayments. Accrual of income is suspended for fixed income securities that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

 RECOGNITION OF PREMIUM REVENUES AND CONTRACT CHARGES

  Revenues on interest-sensitive life insurance contracts are comprised of contract charges and fees, and are recognized when assessed against the policyholder account balance. Revenues on annuities, which are considered investment contracts, include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balances.

 REINSURANCE

  The Company and ALIC have reinsurance agreements under which all premiums and deposits are transferred to ALIC. Premiums, contract charges, credited interest and policy benefits are ceded and reflected net of such cessions in the statements of operations. The amounts shown in the Company's statements of operations relate to the investment of those assets of the Company that are not transferred to ALIC under reinsurance agreements. Reinsurance recoverable and the related reserve for life-contingent contract benefits and contractholder funds are reported separately in the statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

 INCOME TAXES

  The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities and the enacted tax regulations. Deferred income taxes also arise from unrealized capital gains or losses on fixed income securities carried at fair value.

                       NORTHBROOK LIFE INSURANCE COMPANY

                                ($ IN THOUSANDS)

 SEPARATE ACCOUNTS

  The Company issues flexible premium deferred variable annuity contracts, the assets and liabilities of which are legally segregated and reflected in the accompanying statements of financial position as assets and liabilities of the Separate Accounts. Assets and liabilities of the Separate Accounts represent funds of Northbrook Variable Annuity Account and Northbrook Variable Annuity Account II ("Separate Accounts"), unit investment trusts registered with the Securities and Exchange Commission.

  The assets of the Separate Accounts are carried at fair value. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the contractholders and, therefore, are not included in the Company's statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administration fees and mortality and expense risk charges, which are ceded to ALIC.

 RESERVE FOR LIFE-CONTINGENT CONTRACT BENEFITS

  The reserve for life-contingent contract benefits, which relates to structured settlement annuities and supplemental contracts with life contingencies, is computed on the basis of assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Reserve interest rates ranged from 3.96% to 11.00% during 1996.

 CONTRACTHOLDER FUNDS

  Contractholder funds arise from the issuance of individual or group contracts that include an investment component, including most annuities and interest-sensitive life insurance contracts. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. During 1996, credited interest rates on contractholder funds ranged from 3.10% to 9.51% for those contracts with fixed interest rates and from 3.25% to 7.86% for those with flexible rates.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                       NORTHBROOK LIFE INSURANCE COMPANY

                                ($ IN THOUSANDS)

3. RELATED PARTY TRANSACTIONS

 REINSURANCE

  Premiums and contract charges ceded to ALIC were $3,024 and $60,744 in 1996, $2,284 and $52,348 in 1995, and $1,886 and $38,306 in 1994. Credited interest, policy benefits and expenses ceded to ALIC amounted to $207,752, $229,525 and $243,326 in 1996, 1995 and 1994, respectively. Investment income earned on the assets which support contractholder funds is not included in the Company's financial statements as those assets are owned and managed by ALIC under the terms of reinsurance agreements.

 BUSINESS OPERATIONS

  The Company utilizes services and business facilities owned or leased, and operated by AIC in conducting its business activities. The Company reimburses AIC for the operating expenses incurred by AIC on behalf of the Company. The cost to the Company is determined by various allocation methods and is primarily related to the level of services provided. Operating expenses, including compensation and retirement and other benefit programs allocated to the Company were $8,074, $5,341 and $5,483 in 1996, 1995 and 1994, respectively. Of these costs, the Company retains investment related expenses. All other costs are ceded to ALIC under reinsurance agreements.

4. EXCLUSIVE DISTRIBUTION AGREEMENT

  The Company and ALIC have formed a strategic alliance with Dean Witter to develop, market and distribute proprietary annuity and life insurance products through Dean Witter account executives. Dean Witter provides a portion of the funding for these products through loans to an affiliate of the Company.

  Under the terms of the strategic alliance, which is cancelable by either party, the Company has agreed to use Dean Witter as an exclusive distribution channel for the Company's products. Dean Witter Discover's wholly owned subsidiary, Dean Witter Intercapital Inc., is the investment manager for the Dean Witter Variable Investment Series, the fund in which the assets of the Separate Accounts are invested.

  On February 5, 1997, Dean Witter Discover and Morgan Stanley Group Inc. announced that they had entered into an agreement and plan of merger, with the combined company to be named Morgan Stanley, Dean Witter, Discover & Co. The parties to the merger anticipate that the transaction will close in mid-1997. The Company does not expect the merger to have a significant impact on its business.

                       NORTHBROOK LIFE INSURANCE COMPANY

                                ($ IN THOUSANDS)

5. INVESTMENTS

 FAIR VALUES

  The amortized cost, gross unrealized gains and losses and fair value for fixed income securities are as follows:

                                                    GROSS UNREALIZED
                                          AMORTIZED ------------------   FAIR
AT DECEMBER 31, 1996                        COST     GAINS   (LOSSES)    VALUE
--------------------                      ---------  -----   ---------  -------
U.S. government and agencies.............  $ 8,629  $    193  $   (54)  $ 8,768
Municipal................................      873        48      --        921
Corporate................................   16,902       260      (69)   17,093
Mortgage-backed securities...............   39,096     1,883     (282)   40,697
                                           -------  --------  -------   -------
    Total fixed income securities........  $65,500  $  2,384  $  (405)  $67,479
                                           =======  ========  =======   =======
AT DECEMBER 31, 1995
--------------------
U.S. government and agencies.............  $ 8,619  $    880  $   --    $ 9,499
Municipal................................    1,583        83      --      1,666
Corporate................................    4,967       349      --      5,316
Mortgage-backed securities...............   43,973     3,003     (228)   46,748
                                           -------  --------  -------   -------
    Total fixed income securities........  $59,142  $  4,315  $  (228)  $63,229
                                           =======  ========  =======   =======

 SCHEDULED MATURITIES

  The scheduled maturities for fixed income securities are as follows at December 31, 1996:

                                                              AMORTIZED  FAIR
                                                                COST     VALUE
                                                              --------- -------
      Due in one year or less................................  $    60  $    60
      Due after one year through five years..................    3,416    3,525
      Due after five years through ten years.................   15,706   15,958
      Due after ten years....................................    7,222    7,239
                                                               -------  -------
                                                                26,404   26,782
      Mortgage-backed securities.............................   39,096   40,697
                                                               -------  -------
          Total..............................................  $65,500  $67,479
                                                               =======  =======

  Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

                       NORTHBROOK LIFE INSURANCE COMPANY

                               ($ IN THOUSANDS)

 NET INVESTMENT INCOME

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           --------------------
                                                            1996   1995   1994
                                                           ------ ------ ------
      Fixed income securities............................. $4,675 $4,633 $2,735
      Short-term..........................................    390    215    192
                                                           ------ ------ ------
        Investment income, before expense.................  5,065  4,848  2,927
        Investment expense................................    177     66     46
                                                           ------ ------ ------
        Net investment income............................. $4,888 $4,782 $2,881
                                                           ====== ====== ======

 REALIZED CAPITAL GAINS AND LOSSES

                                                      YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                       1996     1995      1994
                                                      -------  -------  --------
      Fixed income securities........................ $   (20)    $67   $   (193)
      Income tax benefit (expense)...................       7     (23)        68
                                                      -------  ------   --------
      Realized capital losses and gains, after tax... $   (13) $   44   $   (125)
                                                      =======  ======   ========

 PROCEEDS FROM SALES OF FIXED INCOME SECURITIES

  Proceeds from sales of investments in fixed income securities were $3,522, $5,423 and $1,256 in 1996, 1995 and 1994, respectively. Gross losses of $32 and $179 were realized on sales of fixed income securities during 1996 and 1994, respectively, and gross gains of $67 were recognized during 1995.

 UNREALIZED NET CAPITAL GAINS

  Unrealized net capital gains on fixed income securities included in shareholder's equity at December 31, 1996 are as follows:

                                                   COST/       FAIR   UNREALIZED
                                               AMORTIZED COST  VALUE  NET GAINS
                                               -------------- ------- ----------
      Fixed income securities.................    $65,500     $67,479   $1,979
                                                  =======     =======
      Deferred income taxes...................                            (693)
                                                                        ------
      Unrealized net capital gains............                          $1,286
                                                                        ======

                       NORTHBROOK LIFE INSURANCE COMPANY

                                ($ IN THOUSANDS)

 CHANGE IN UNREALIZED NET CAPITAL GAINS

                                                       YEAR ENDED DECEMBER
                                                               31,
                                                      ------------------------
                                                       1996     1995    1994
                                                      -------  ------  -------
      Fixed income securities........................ $(2,108) $6,477  $(3,539)
      Deferred income taxes..........................     737  (2,267)   1,239
                                                      -------  ------  -------
      Change in unrealized net capital gains......... $(1,371) $4,210  $(2,300)
                                                      =======  ======  =======

 SECURITIES ON DEPOSIT

  At December 31, 1996, fixed income securities with a carrying value of $7,376 were on deposit with regulatory authorities as required by law.

6. FINANCIAL INSTRUMENTS

  In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's assets (including reinsurance recoverable) and liabilities (including deferred income taxes and reserve for life-contingent contract benefits) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments, including accrued investment income and cash, are generally of a short-term nature. It is assumed that their carrying value approximates fair value.

 FINANCIAL ASSETS

                                                  AT DECEMBER 31,
                                    -------------------------------------------
                                            1996                  1995
                                    --------------------- ---------------------
                                     CARRYING     FAIR     CARRYING     FAIR
                                      VALUE      VALUE      VALUE      VALUE
                                    ---------- ---------- ---------- ----------
      Fixed income securities...... $   67,479 $   67,479 $   63,229 $   63,229
      Short-term investments.......      6,590      6,590      8,049      8,049
      Separate Accounts............  4,354,783  4,354,783  3,354,910  3,354,910

  Fair values for fixed income securities are based on quoted market prices. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value. Assets of the Separate Accounts are carried in the statements of financial position at fair value.

                       NORTHBROOK LIFE INSURANCE COMPANY

                                ($ IN THOUSANDS)

 FINANCIAL LIABILITIES

                                                 AT DECEMBER 31,
                                   -------------------------------------------
                                           1996                  1995
                                   --------------------- ---------------------
                                    CARRYING     FAIR     CARRYING     FAIR
                                     VALUE      VALUE      VALUE      VALUE
                                   ---------- ---------- ---------- ----------
      Contractholder funds on
       investment contracts....... $2,143,482 $2,118,583 $2,294,536 $2,274,053
      Separate Accounts...........  4,354,783  4,354,783  3,354,910  3,354,910

  The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Separate Account liabilities are carried at the fair value of the underlying assets.

 7. INCOME TAXES

  Consolidated federal income tax returns are filed by the Corporation and its eligible subsidiaries, including the Company. Tax liabilities and benefits realized by the consolidated group are allocated as generated by the respective entities.

  Prior to the Distribution, the Corporation and all of its domestic subsidiaries, including the Company (the "Allstate Group") joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company, through the Corporation, paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Company filed a separate return, except that items such as net operating losses, capital losses or similar items, which might not be recognized in a separate return, were allocated according to the Tax Sharing Agreement.

  The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Tax Sharing Agreement with respect to the Company's federal income tax liability.

                       NORTHBROOK LIFE INSURANCE COMPANY

                                ($ IN THOUSANDS)

  The components of the net deferred income tax liability at December 31, 1996 and 1995 are as follows:

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
      Difference in tax bases of investments................. $(1,392) $(1,368)
      Unrealized net capital gains on fixed income securi-
       ties..................................................    (693)  (1,430)
                                                              -------  -------
          Total deferred liability........................... $(2,085) $(2,798)
                                                              =======  =======

  The components of income tax expense are as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                            1996   1995   1994
                                                           ------ ------ ------
      Current............................................. $1,642 $1,078 $1,069
      Deferred............................................     24    608   (114)
                                                           ------ ------ ------
          Total income tax expense........................ $1,666 $1,686 $  955
                                                           ====== ====== ======

  The Company paid income taxes of $2,308, $1,555 and $1,393 in 1996, 1995 and 1994, respectively, to ALIC. The Company had income taxes payable to ALIC of $814 and $233 at December 31, 1996 and 1995, respectively.

8. STATUTORY FINANCIAL INFORMATION

  The following tables reconcile net income and shareholder's equity as reported herein in conformity with generally accepted accounting principles with statutory net income and capital and surplus, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                           NET INCOME
                                                      -----------------------
                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                      -----------------------
                                                       1996    1995     1994
                                                      ------  -------  ------
      Balance per generally accepted accounting
       principles.................................... $3,202  $ 3,163  $1,733
        Deferred income taxes........................     24      608    (114)
        Non-admitted assets and statutory reserves...   (661)  (1,471)    (27)
                                                      ------  -------  ------
      Balance per statutory accounting practices..... $2,565  $ 2,300  $1,592
                                                      ======  =======  ======

                       NORTHBROOK LIFE INSURANCE COMPANY

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)
                               ($ IN THOUSANDS)

                                                               SHAREHOLDER'S
                                                                 EQUITY AT
                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
      Balance per generally accepted accounting principles... $78,706  $76,875
        Deferred income taxes................................   2,085    2,798
        Unrealized gain/loss on fixed income securities......  (1,979)  (4,087)
        Non-admitted assets and statutory reserves...........  (2,503)  (2,001)
        Other................................................  (1,211)    (520)
                                                              -------  -------
      Balance per statutory accounting practices............. $75,098  $73,065
                                                              =======  =======

 PERMITTED STATUTORY ACCOUNTING PRACTICES

  The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Illinois Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus or risk-based capital.

 DIVIDENDS

  The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors. The payment of shareholder dividends by insurance companies without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that the Company can distribute during 1997 without prior approval of both the Illinois and California Departments of Insurance is $7,260.

                       NORTHBROOK LIFE INSURANCE COMPANY

                            SCHEDULE IV--REINSURANCE
                                ($ IN THOUSANDS)

                          YEAR ENDED DECEMBER 31, 1996

                                                         GROSS             NET
                                                         AMOUNT   CEDED   AMOUNT
                                                        -------- -------- ------
Life insurance in force................................ $556,242 $556,242  $--
                                                        ======== ========  ====
Premiums and contract charges:
  Life and annuities................................... $ 64,519 $ 64,519  $--
                                                        ======== ========  ====

                          YEAR ENDED DECEMBER 31, 1995

                                                         GROSS             NET
                                                         AMOUNT   CEDED   AMOUNT
                                                        -------- -------- ------
Life insurance in force................................ $610,478 $610,478  $--
                                                        ======== ========  ====
Premiums and contract charges:
  Life and annuities................................... $ 54,632 $ 54,632  $--
                                                        ======== ========  ====

                          YEAR ENDED DECEMBER 31, 1994

                                                         GROSS             NET
                                                         AMOUNT   CEDED   AMOUNT
                                                        -------- -------- ------
Life insurance in force................................ $661,356 $661,356  $--
                                                        ======== ========  ====
Premiums and contract charges:
  Life and annuities................................... $ 40,192 $ 40,192  $--
                                                        ======== ========  ====

                                  APPENDIX A
                            MARKET VALUE ADJUSTMENT

  The Market Value Adjustment is based on the following:

  I= the X-year Treasury Rate for the week preceding the issue date of the Certificate, where X is the Sub-Account guarantee period chosen. If a Note with a maturity of X years is not available, a weighted average will be used.

  N= the number of complete days from the date we receive the withdrawal request to the end of the Xth year since the Sub-Account was established.

  J= the Treasury Rate for a maturity of N days for the week preceding the receipt of the withdrawal request. If a Note with a maturity of N days is not available, a weighted average will be used. If N is one year or less, J will be the 1-year Treasury Rate.

  The Market Value Adjustment factor is determined from the following formula:

  [.9 X (I-J) X (N/365)].

The amount withdrawn less any applicable Preferred Withdrawal Amount will be multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment.

                                 ILLUSTRATION

                      EXAMPLE OF MARKET VALUE ADJUSTMENT

   Purchase Payment:................................................. $10,000
   Guarantee Period:................................................. 5 years
   Guaranteed Interest Rate:.........................................   4.50%
   5-Year Treasury Rate at the time the Sub-Account is established...   4.50%
   Full Surrender:.................................... End of Contract Year 3

  NOTE: This illustration assumes that premium taxes were not applicable.

EXAMPLE 1: (Assumes declining interest rates)

Step 1: Calculate Account Value at End of Contract Year 3:

                           = 10,000.00 X (1.045)/3/ = $11,411.66

Step 2: Calculate The Amount Withdrawn in Excess of the Preferred Withdrawal
Amount:

Amount Withdrawn: 11,411.66
Preferred Withdrawal Amount: .10 X 10,000.00 = 1,000.00
Amount Withdrawn in Excess of the Free Withdrawal Amount:

                           = 11,411.66 - 1,000.00 = $10,411.66

Step 3: Calculate the Withdrawal Charge:

                           = .06 X 10,411.66 = $624.70

Step 4: Calculate the Market Value Adjustment:

I= 4.50%

J= 4.20%
N = 730 days

Market Value Adjustment Factor: .9 X (I-J) X (N/365)

                           = .9 X (.045 - .042) X (730/365) = .0054

Market Value Adjustment = Factor X Amount in Excess of Preferred Withdrawal
Amount:

                           = .0054 X 10,411.66 = $56.22

Step 5: Calculate The Net Surrender Value at End of Contract Year 3:

                           = 11,411.66 - 624.70 + 56.22 = $10,843.18

EXAMPLE 2: (Assumes rising interest rates)

Step 1: Calculate Account Value at End of Contract Year 3:

                           = 10,000.00 X (1,045)/3/ = $11,411.66

Step 2: Calculate The Amount Withdrawn in Excess of the Preferred Withdrawal
Amount:

Amount Withdrawn: 11,411.66
Preferred Withdrawal Amount: .10 X 10,000.00 = 1,000.00
Amount Withdrawn in Excess of the Preferred Withdrawal Amount:

                           = 11,411.66 - 1,000.00 = $10,411.66

Step 3: Calculate the Withdrawal Charge:

                           = .06 X 10,411.66 = $624.70

Step 4: Calculate the Market Value Adjustment:

I= 4.50%

J= 4.80%
N = 730 days

Market Value Adjustment Factor: .9 X (I-J) X (N/365)

                           = .9 X (.045 - .048) X (730/365) = -.0054

Market Value Adjustment = Factor X Amount in Excess of Preferred Withdrawal
Amount:

                           = -.0054 X 10,411.66 = -$56.22

Step 5: Calculate The Net Surrender Value at End of Contract Year 3:

                           = 11,411.66 - 624.70 - 56.22 = $10,730.74

                                    PART II
                                    -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

          Pursuant to Item 511 of Regulation S-K, the Registrant hereby represents that the following expenses totaling approximately $30,500 will be incurred or are anticipated to be incurred in connection with the issuance and distribution of the securities to be registered: registration fees - $0; cost of printing and engraving - $25,000; legal fees - $5,000; and accounting fees - $500. All amounts are estimated.

ITEM 14.  Indemnification of Directors and Officers.

          The By-Laws of Northbrook Life Insurance Company ("Registrant") which are incorporated herein by reference as Exhibit (3), provide that Registrant will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Registrant. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application.

ITEM 15.  Recent Sales of Unregistered Securities.

          Not applicable.

ITEM 16.  Exhibits and Financial Statement Schedules.

 Exhibit No.   Description
 -----------   -----------

     (1)       Underwriting Agreement*
     (2)       Not Applicable
     (3)       (i) Articles of Incorporation*
               (ii) By-Laws*
     (4) Form of Northbrook Life Insurance Company Flexible Premium Deferred Annuity Contract and Application***
     (5)       Opinion of General Counsel re: Legality***
     (6)       Not Applicable
     (7)       Not Applicable
     (8)       Not Applicable
     (9)       Not Applicable
     (10) Reinsurance Agreement between Northbrook Life Insurance Company and Allstate Life Insurance Company**
     (11)      Not Applicable
     (12)      Not Applicable
     (14)      Not Applicable
     (15)      Not Applicable
     (16)      Not Applicable
     (21)      Not Applicable
     (23)(a)   Consent of Independent Public Accountants
     (23)(b)   Consent of Attorneys***
     (24)      Powers of Attorney
     (25)      Not Applicable
     (26)      Not Applicable
     (27)      Financial Data Schedule****
     (28)      Not Applicable
     (99)      Resolution of Board of Directors**


* Previously filed in Form N-4 Registration Statement No. 33-35412 dated December 31, 1996, and incorporated by reference.

**     Previously filed in Form S-1 Registration Statement No. 33-39268 dated
March 6, 1991.

***    Previously filed in Form S-1 Registration Statement No. 33-90272 dated
March 13, 1995.

****   Previously filed in Registrant's Form 10-K filed on March 31, 1997.

**** Previously filed in Form S-1 Registration Statement No. 33-84480 dated March 8, 1995.



ITEM 17.  Undertakings.

          The undersigned registrant, Northbrook Life Insurance Company, hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, Northbrook Life Insurance Company, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Northfield State of Illinois on March 26, 1997.

                                    NORTHBROOK LIFE INSURANCE COMPANY
                                    (Registrant)

                                 By:/s/ MICHAEL J.VELOTTA
                                    ---------------------
                                        Michael J. Velotta
                                         Vice President, Secretary,
                                          General Counsel and Director
(SEAL)

  Attest:/s/BRENDA D. SNEED
         ------------------
            Brenda D. Sneed
            Assistant Secretary and Assistant General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the 26th day of March, 1997.

SIGNATURE                           TITLE
---------                           -----

 */  LOUIS G. LOWER, II      Chairman of the Board
---  ------------------        And Chief Executive Officer
     Louis G. Lower, II        (Principal Executive Officer)

/s/  MICHAEL J. VELOTTA      Vice President, Secretary,
---  ------------------       General Counsel and Director
     Michael J. Velotta

**/  PETER H. HECKMAN        President, Chief Operating Officer
---  ----------------        and Director
     Peter H. Heckman

**/  JOHN R. HUNTER          Director
---  --------------
     John R. Hunter

 */  KEVIN R. SLAWIN         Vice President and Director
---  -----------------         (Principal Financial Officer)
     Kevin R. Slawin

 */  CASEY J. SYLLA          Director and Chief
---  --------------           Investment Officer
     Casey J. Sylla

**/  MARLA G. FRIEDMAN       Vice President
---  -----------------
     Marla G. Friedman

**/  KAREN C. GARDNER        Vice President
---  ----------------
     Karen C. Gardner

 */  JAMES P. ZILS           Treasurer
---  -------------
     James P. Zils

**/  KEITH A. HAUSCHILDT     Assistant Vice President
---  -------------------      and Controller
     Keith A. Hauschildt      (Principal Accounting Officer)


 */   By Michael J. Velotta, pursuant to Power of Attorney previously filed.
**/   By Michael J. Velotta, pursuant to Power of Attorney filed herewith.

                               INDEX TO EXHIBITS

The following exhibits are filed herewith:

(1)       Underwriting Agreement*
(2)       Not Applicable
(3)    (i)Articles of Incorporation*
      (ii)By-Laws*
(4) Form of Northbrook Life Insurance Company Flexible Premium Deferred Annuity Contract and Application***
(5)       Opinion of General Counsel re: Legality***
(6)       Not Applicable
(7)       Not Applicable
(8)       Not Applicable
(9)       Not Applicable

(10) Reinsurance Agreement between Northbrook Life Insurance Company and Allstate Life Insurance Company**

(11)      Not Applicable
(12)      Not Applicable
(14)      Not Applicable
(15)      Not Applicable
(16)      Not Applicable
(21)      Not Applicable
(23)(a)   Consent of Independent Public Accountants
(23)(b)   Consent of Attorneys***
(24)      Powers of Attorney
(25)      Not Applicable
(26)      Not Applicable
(27)      Financial Data Schedule****
(28)      Not Applicable
(99)      Resolution of Board of Directors**


* Previously filed in Form N-4 Registration Statement No. 33-35412 dated December 31, 1996 and incorporated by reference.

**     Previously filed in Form S-1 Registration Statement No. 33-39268 dated
March 6, 1991.

***    Previously filed in Form S-1 Registration Statement No. 33-90272 dated
March 13, 1995.

****  Previously filed in Registrant's Form 10-K filed on March 31, 1997.